AIRCHARGE Announces Debut of BlackBerry Credit Card Payment Processing Solution

QUINCY, Mass.--(BUSINESS WIRE)--July 19, 2006--Pipeline Data Inc. (OTCBB: PPDA - News) announced today that its subsidiary, AIRCHARGE® has released a solution for mobile merchants to accept credit card payments over their BlackBerry (NASDAQ: RIMM - News) wireless devices.

AIRCHARGE credit card payment devices are used by merchants to accept payments for limousines, furniture delivery, trade shows, flea markets and other types of mobile environments where access to standard phone lines is limited, expensive, or simply not available. The AIRCHARGE JavaME(TM) software for wireless payment processing is certified to operate on the Nationwide Sprint (NYSE: S - News) PCS Network using the BlackBerry® 7130e(TM) and the BlackBerry® 7250(TM) Powered by Sprint, as well as the Nextel National Network using the BlackBerry® 7100i(TM) and the BlackBerry® 7520,(TM) powered by Nextel. The new AIRCHARGE software and latest version of AirPro swipe/printer includes upgrades to the credit card reader, printing speed and battery life.

“We are delighted to have selected BlackBerry devices to be a part of our supported phone and PDA lineup. The addition of BlackBerry devices expands the market for our product offerings and enables the large and growing number of mobile business owners who utilize the BlackBerry solution to experience the convenience, savings and security of accepting credit card payments wirelessly,” stated Robert Wallace, co-president of AIRCHARGE.

The AIRCHARGE payment processing software can be loaded onto the customer’s BlackBerry over-the-air (OTA) and is compatible with virtually any merchant processing account.

For further information visit: http://www.nextel.com/en/solutions/special_devices/aircharge.shtml

About AIRCHARGE: www.aircharge.com

A leading provider of payment processing solutions, AIRCHARGE provides credit card processing and wireless check solutions using JavaME(TM)-enabled cell phones on nearly all major US cellular carriers.

About Pipeline Data: www.pipelinedata.com

Pipeline Data Inc. provides integrated credit card transaction processing services for merchants in three key areas: wireless mobile payment, e-commerce solutions and retail merchant payment. Pipeline Data services more than 40,000 accounts.

Safe Harbor Statement:

The information provided for in this Press Release contains forward-looking statements that involve risks and uncertainties more fully set forth in the Company’s filing. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release contains statements that are forward-looking, such as statements relating to uncertainties that could affect performance and results of the Company in the future and, accordingly, such performance and results may materially differ from those expressed or implied in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to those relating to the Company’s growth strategy, customer concentration, outstanding indebtedness, seasonality, expansion and other activities of competitors, changes in federal or state laws and the administration of such laws, protection of the securities markets and other risks detailed in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made. Statements made in this Press Release that are not historical facts are forward-looking statements that are subject to the “safe harbor” created by the Private Securities Litigation Reform Act of 1995. The Company’s actual results could differ significantly from those discussed and/or implied herein.